As filed with the Securities and Exchange Commission on April 18, 2022

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NOVO INTEGRATED SCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	59-3691650
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

(206) 617-9797

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert Mattacchione

Chief Executive Officer

Novo Integrated Sciences, Inc.

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

(206) 617-9797

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Laura Anthony, Esq.

Craig D. Linder, Esq.

Anthony L.G., PLLC

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

(561) 514-0936

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 18, 2022

PROSPECTUS

NOVO INTEGRATED SCIENCES, INC.

223,880 Shares

Common Stock

This prospectus covers the sale of an aggregate of 223,880 shares (the “shares”) of our common stock, $0.001 par value per share (the “common stock”), by the selling stockholders identified in this prospectus (collectively with any of the holder’s transferees, pledgees, donees or successors, the “selling stockholders”). The shares are issuable upon exercise of warrants (the “warrants”) purchased by the selling stockholders in private placement transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Securities Purchase Agreements, dated November 17, 2021 (the “Purchase Agreements”), with the selling stockholders. We are registering the resale of the shares of common stock covered by this prospectus as required by the Purchase Agreements.

The Company will not receive any proceeds from the sale by the selling stockholders of the shares, however, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. We are paying the cost of registering the shares covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of the shares.

Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. If required, the number of shares to be sold, the public offering price of those shares, the names of any underwriters, broker-dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement. Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which the shares may be sold under this prospectus.

Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “NVOS”. On April 15, 2022, the last reported sale price per share of our common stock on the Nasdaq Capital Market was $2.30. You are urged to obtain current market quotations for our common stock.

As of April 15, 2022, the aggregate market value of our outstanding common stock held by non-affiliates is $36,063,177, based on shares of outstanding common stock, of which approximately 11,595,877 shares are held by non-affiliates, and a per share price of $3.11 based on the average of the bid and ask prices of our common stock on March 23, 2022 (which date is within 60 days prior to the date of filing this prospectus). We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Our principal executive offices are located at 11120 NE 2nd Street, Suite 100, Bellevue, WA 98004.

Investing in our securities involves risks. You should carefully consider the Risk Factors beginning on page 12 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2022

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, the selling stockholders may, from time to time, offer and sell the shares described in this prospectus in one or more offerings. Information about the selling stockholders may change over time.

This prospectus provides you with a general description of the shares the selling stockholders may offer. Each time the selling stockholders sell our shares using this prospectus, to the extent necessary and required by law, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in shares of our common stock. See “Where You Can Find Additional Information” for more information.

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling stockholders take any responsibility for, nor can provide assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized any other person to provide you with different or additional information, and neither of us are making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

In this prospectus, (i) references to “Novo Integrated”, “we,” “us,” “our”, “the registrant” and “our company” refer, collectively, to Novo Integrated Sciences, Inc., a Nevada corporation, the issuer of the securities offered hereby, and its consolidated subsidiaries and (ii) references to “selling stockholder” or “selling stockholders” include donees, pledgees, transferees or other successors-in-interest selling shares of common stock received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Effective February 1, 2021 we effected a 1-for-10 reverse stock split of our issued and outstanding Common Stock (together the “Reverse Stock Split”). All references to shares of our Common Stock in this prospectus refer to the number of shares of Common Stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements contained herein, other than statements of historical fact, including statements regarding the progress and timing of our product development programs; our future opportunities; our business strategy, future operations, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Examples of such statements are those that include words such as “may,” “assume(s),” “forecast(s),” “position(s),” “predict(s),” “strategy,” “will,” “expect(s),” “estimate(s),” “anticipate(s),” “believe(s),” “project(s),” “intend(s),” “plan(s),” “budget(s),” “potential,” “continue” and variations thereof. However, the words cited as examples in the preceding sentence are not intended to be exhaustive and any statements contained in this prospectus regarding matters that are not historical facts may also constitute forward-looking statements.

Because these statements implicate risks and uncertainties, as well as certain assumptions, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those risks identified under “Risk Factors” in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q and from time to time in our other filings with the SEC. The information in this prospectus or any prospectus supplement speaks only as of the date of that document and the information incorporated herein by reference speaks only as of the date of the document incorporated by reference. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements include our plans and objectives for future operations, including plans and objectives relating to our products and services and our future economic performance. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions as well as future business decisions, including any acquisitions, mergers, dispositions, joint ventures, investments and any other business development transactions we may enter into in the future. The amounts of time and money required to successfully complete development and commercialization of our products and services as well as any evolution of or shift in our business plans, or to execute any future strategic options are difficult or impossible to predict accurately and may involve factors that are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, we cannot assure you that the results contemplated in any of the forward-looking statements contained herein will be realized.

Based on the significant uncertainties inherent in the forward-looking statements described herein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Accordingly, you should not place undue reliance on these forward-looking statements.

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PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, any prospectus supplement, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus, before making an investment decision.

THE OFFERING

We are registering for resale by the selling stockholders named herein the 223,880 shares as described below:

Securities Offered	223,880 shares of our common stock issuable upon exercise of warrants acquired by the selling stockholders in private placement transactions on November 17, 2021.

Use of Proceeds	We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Risk Factors	Investing in our securities involves a high degree of risk. See the information contained in or incorporated by reference under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus and any free writing prospectus that we authorize for use.

Market symbol and trading:	Our common stock is listed on the Nasdaq Capital Market under the symbol “NVOS.”

THE COMPANY

Business Overview

Novo Integrated Sciences, Inc. (“Novo Integrated,” “we,” “us,” “our” or the “Company”) was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, the Company was re-domiciled to the State of Nevada. Effective July 12, 2017, the Company’s name was changed to Novo Integrated Sciences, Inc. When used herein, the terms the “Company,” “we,” “us” and “our” refer to Novo Integrated and its consolidated subsidiaries.

The Company owns Canadian and U.S. subsidiaries which provide, or intend to provide, essential and differentiated solutions to the delivery of multidisciplinary primary care and related wellness products through the integration of medical technology, interconnectivity, advanced therapeutics, unique personalized product offerings, and rehabilitative science. The Company’s revenue was generated primarily through its wholly owned Canadian subsidiary, Novo Healthnet Limited (“NHL”), which provides our services and products through both clinic and eldercare related operations.

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We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered both now and in the future. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective and efficient healthcare distribution.

The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar: Service Networks. Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar: Technology. Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner thus expanding the reach and availability of the Company’s services, beyond the traditional clinic location, to geographic areas not readily providing advanced, peripheral based healthcare services, including the patient’s home.

●	Third Pillar: Products. Develop and distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

Innovation through science combined with the integration of sophisticated, secure technology assures Novo Integrated Sciences of continued cutting edge advancement in patient first platforms.

Recent Developments

Coronavirus (COVID-19)

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. On March 17, 2020, as a result of COVID-19 pandemic having been reported throughout both Canada and the United States, certain national, provincial, state and local governmental authorities issued proclamations and/or directives aimed at minimizing the spread of COVID-19. Accordingly, on March 17, 2020, the Company closed all corporate clinics for all in-clinic non-essential services to protect the health and safety of its employees, partners, and patients.

On May 26, 2020, the Ontario Ministry of Health announced updated guidance and directives stating that physiotherapists, chiropractors, and other regulated health professionals, including services and products provided by the Company, can gradually and carefully begin providing all services, including non-essential services, once the clinician and provider are satisfied all necessary precautions and protocols are in place to protect the patients, the clinician and the clinic staff. With all corporate clinics closed due to the COVID-19 pandemic, with the exception of providing certain limited essential and emergency services, the Company had furloughed 48 full-time employees and 35 part-time employees from its pre-closure levels of 81 full-time employees and 53 part-time employees specific to on-site clinic and eldercare operations.

Specific to our clinic-based services and products, operating under COVID-19 related authorized governmental proclamations and directives, between March 17 through June 1, 2020, the Company provided in-clinic multi-disciplinary primary healthcare services and products solely to patients with emergency and essential need while also providing certain virtual based services related to physiotherapy.

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Specific to our eldercare based services and products, operating under COVID-19 related authorized governmental proclamations and directives which included certain eldercare related services being deemed essential, NHL was able to quickly expand its existing eldercare related physiotherapy service “virtual-care” platform, which pre-pandemic was primarily focused on providing “virtual-care” services to both smaller and remote eldercare homes to ensure access to service providers, when needed; and continuity of care to eldercare patients without service providers in their area. Given NHL had established “virtual care” procedures and forms, complete with video consent and assessment forms already vetted and approved by the Ontario College of Physiotherapists, NHL was well-positioned to expand the delivery of certain of its eldercare related contracted services, via “virtual-care” technology, ensuring continuity of service for our long-term care and retirement home clients.

On June 2, 2020, the Company commenced opening its corporate clinics and providing non-essential services. As of February 28, 2022, all corporate clinics were open and operational while following all mandated guidelines and protocols from Health Canada, the Ontario Ministry of Health, and the respective disciplines’ regulatory Colleges to ensure a safe treatment environment for our staff and clients, and our eldercare operations are fully operational. In addition, Acenzia, Inc. (“Acenzia”), Terragenx Inc. (“Terragenx” or “Terra”) and PRO-DIP, LLC (“PRO-DIP”) are open and fully operational while following all local, state, provincial, and national guidelines and protocols related to minimizing the spread of the COVID-19 pandemic.

Canadian federal and provincial COVID-19 governmental proclamations and directives, including interprovincial travel restrictions, have presented unprecedented challenges to launching our Harvest Gold Farms and Kainai Cooperative joint ventures during the period ended February 28, 2022. Accordingly, the Company has decided to delay commencing the projects until the 2022 grow season. These joint ventures relate to the development, management, and arrangement of medicinal farming projects involving industrial hemp for medicinal Cannabidiol (CBD) applications.

Specific to Acenzia, Terragenx, and PRO-DIP, each company is open and fully operational while following all local, state, provincial, and national guidelines and protocols related to minimizing the spread of the COVID-19 pandemic.

For the quarter ended February 28, 2022, the Company’s total revenue from all clinic and eldercare related contracted services was $1,873,677, representing a decrease of $202,317 compared to $2,075,894 during the same period in 2021 primarily due to a COVID-19 surge in Ontario province Canada limiting clinic and eldercare patient-practitioner direct personal interaction. As of November 30, 2021, specific to on-site clinic and eldercare operations, the Company has 91 full-time employees and 60 part-time employees with a total employee count amongst all subsidiaries of 124 full-time and 83 part-time employees.

While all of the Company’s business units are operational at the time of this filing, any future impact of the COVID-19 pandemic on the Company’s operations remains unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including, but not limited to, (i) the duration of the COVID-19 outbreak and additional variants that may be identified, (ii) new information which may emerge concerning the severity of the COVID-19 pandemic, and (iii) any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced patient traffic, and reduced operations.

Our capital requirements going forward will consist of financing our operations until we are able to reach a level of revenues and gross margins adequate to equal or exceed our ongoing operating expenses. We do not have any credit agreement or source of liquidity immediately available to us.

Jefferson Street Capital Stock Purchase Agreement & Secured Convertible Promissory Note

On November 17, 2021, the Company and Terra entered into that certain securities purchase agreement (the “Jefferson SPA”), dated as of November 17, 2021, by and among the Company, Terra and Jefferson Street Capital LLC (“Jefferson”). Pursuant to the terms of the Jefferson SPA, (i) the Company agreed to issue and sell to Jefferson the Jefferson Note (as hereinafter defined); (ii) the Company agreed to issue to Jefferson the Jefferson Warrant (as hereinafter defined); and (iii) the Company agreed to issue to Jefferson 1,000,000 restricted shares of Company common stock, as collateral on the Jefferson Note, which is being held by the escrow agent and subject to return to the Company upon full payment of the Jefferson Note; and (iv) Jefferson agreed to pay to the Company $750,000 (the “Jefferson Purchase Price”).

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Pursuant to the terms of the Jefferson SPA, on November 17, 2021, Terra issued to Jefferson a secured convertible promissory note (the “Jefferson Note”) with a maturity date of May 17, 2022 (the “Maturity Date”), in the principal amount of $937,500. The Company acted as guarantor on the Jefferson Note. Pursuant to the terms of the Jefferson Note, Terra agreed to pay to Jefferson $937,500 (the “Principal Amount”), with a purchase price of $750,000 plus an original issue discount in the amount of $187,500 (the “OID”), and to pay interest on the Principal Amount at the rate of 1% per annum.

Any amount of principal, interest or other amount due on the Jefferson Note that is not paid when due will bear interest at the rate of the lesser of (i) 12%, or (ii) the maximum rate allowed by law.

Jefferson may, at any time, convert all or any portion of the then outstanding and unpaid principal amount and interest into shares of the Company’s common stock at a conversion price of $3.35 per share. The Jefferson Note has a 4.99% equity blocker; provided, however, that the 4.99% equity blocker may be waived (up to 9.99%) by Jefferson, at Jefferson’s election, on not less than 61 days’ prior notice to the Company.

On November 17, 2021, Jefferson paid the Jefferson Purchase Price of $750,000 in exchange for the Jefferson Note. Terra intends to use the proceeds for the acquisition of the Mullins IP and thereafter for working capital and other general purposes.

Terra may prepay the Jefferson Note at any time in accordance with the terms of the Jefferson Note.

Except as related to the next transaction after the issue date of the Jefferson Note conducted on the Company’s behalf by the Maxim Group LLC, Terra and the Company agreed to pay to Jefferson on an accelerated basis, any outstanding Principal Amount of the Jefferson Note, along with all unpaid interest, and fees and penalties, if any, from the sources of capital below, at Jefferson’s discretion, it being acknowledged and agreed by Jefferson that the Company and Terra have the right to make bona fide payments to vendors with Company common stock:

●	At Jefferson’s option, 15% of the net cash proceeds of any future financings by the Company, Terra or any subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments.
●	All net proceeds from any sale of assets of the Company, Terra or any subsidiaries other than sales of inventory in the ordinary course of business or receipt by the Company or any subsidiaries of any tax credits or collections pursuant to any settlement or judgement.
●	Net proceeds resulting from the sale of any assets outside of the ordinary course of business or securities in any subsidiary.

The Jefferson SPA and the Jefferson Note contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties, and breach of provisions of the Jefferson Note or Jefferson SPA.

Jefferson Street Capital Common Stock Purchase Warrant

Also on November 17, 2021, pursuant to the terms of the Jefferson SPA, the Company issued to Jefferson a common stock purchase warrant (the “Jefferson Warrant”) for the purchase of 111,940 shares of the Company’s common stock. The per share exercise price under the Jefferson Warrant is, subject to adjustment as described therein, $3.35. The Jefferson Warrant is exercisable during the period commencing on November 17, 2021 and ending at 5:00 p.m., New York City time, on November 17, 2024.

The foregoing summary of the material terms of the Jefferson Warrant is not complete and is qualified in its entirety by reference to the full text of the Jefferson Warrant, a copy of which is filed herewith as Exhibit 10.5 and incorporated herein by reference.

Platinum Point Capital Stock Purchase Agreement & Secured Convertible Promissory Note

On November 17, 2021, the Company and Terra entered into that certain securities purchase agreement (the “Platinum SPA”), dated as of November 17, 2021, by and among the Company, Terra and Platinum Point Capital LLC (“Platinum”). Pursuant to the terms of the Platinum SPA, (i) the Company agreed to issue and sell to Platinum the Platinum Note (as hereinafter defined); (ii) the Company agreed to issue to Platinum the Platinum Warrant (as hereinafter defined); and (iii) the Company agreed to issue to Platinum 1,000,000 restricted shares of the Company common stock, as collateral on the Platinum Note, which is being held by the escrow agent and subject to return to the Company upon full payment of the Platinum Note; and (iv) Platinum agreed to pay to the Company $750,000 (the “Platinum Purchase Price”).

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Pursuant to the terms of the Platinum SPA, on November 17, 2021, Terra issued to Platinum a secured convertible promissory note (the “Platinum Note”) with a maturity date of May 17, 2022 (the “Maturity Date”), in the principal amount of $937,500. The Company acted as guarantor on the Platinum Note. Pursuant to the terms of the Platinum Note, Terra agreed to pay to Platinum $937,500 (the “Platinum Principal Amount”), with a purchase price of $750,000 plus an original issue discount in the amount of $187,500 (the “OID”), and to pay interest on the Principal Amount at the rate of 1% per annum.

Any amount of principal, interest or other amount due on the Platinum Note that is not paid when due will bear interest at the rate of the lesser of (i) 12%, or (b) the maximum rate allowed by law.

Platinum may, at any time, convert all or any portion of the then outstanding and unpaid principal amount and interest into shares of the Company’s common stock at a conversion price of $3.35 per share. The Platinum Note has a 4.99% equity blocker; provided, however, that the 4.99% equity blocker may be waived (up to 9.99%) by Platinum, at Platinum’s election, on not less than 61 days’ prior notice to the Company.

On November 17, 2021, Platinum paid the Platinum Purchase Price of $750,000 in exchange for the Platinum Note. Terra intends to use the proceeds for the acquisition of the Mullins IP and thereafter for working capital and other general purposes.

Terra may prepay the Platinum Note at any time in accordance with the terms of the Platinum Note.

Except as related to the next transaction after the issue date of the Platinum Note conducted on the Company’s behalf by the Maxim Group LLC, Terra and the Company agreed to pay to Platinum on an accelerated basis, any outstanding Principal Amount of the Platinum Note, along with all unpaid interest, and fees and penalties, if any, from the sources of capital below, at Platinum’s discretion, it being acknowledged and agreed by Platinum that the Company and Terra have the right to make bona fide payments to vendors with Company common stock:

●	At Platinum’s option, 15% of the net cash proceeds of any future financings by the Company, Terra or any subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments.

●	All net proceeds from any sale of assets of the Company, Terra or any subsidiaries other than sales of inventory in the ordinary course of business or receipt by the Company or any subsidiaries of any tax credits or collections pursuant to any settlement or judgement.

●	Net proceeds resulting from the sale of any assets outside of the ordinary course of business or securities in any subsidiary.

The Platinum SPA and the Platinum Note contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties, and breach of provisions of the Platinum Note or Platinum SPA.

Platinum Point Capital Common Stock Purchase Warrant

Also on November 17, 2021, pursuant to the terms of the Platinum SPA, the Company issued to Platinum a common stock purchase warrant (the “Platinum Warrant”) for the purchase of 111,940 shares of the Company’s common stock. The per share exercise price under the Platinum Warrant is, subject to adjustment as described therein, $3.35. The Platinum Warrant is exercisable during the period commencing on November 17, 2021 and ending at 5:00 p.m., New York City time, on November 17, 2024.

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December 2021 Registered Direct Offering

On December 14, 2021, the Company entered into a Securities Purchase Agreement with an accredited institutional investor (the “Purchaser”) pursuant to which the Company agreed to issue to the Purchaser and the Purchaser agreed to purchase (the “Purchase”), in a registered direct offering, (i) $16,666,666 aggregate principal amount of the Company’s senior secured convertible notes, which notes are convertible into shares of the Company’s common stock, under certain conditions (the “Notes”); and (ii) warrants to purchase up to 5,833,334 shares of the Company’s common stock (the “Warrants”). The securities, including up to 68,557,248 shares of common stock issuable upon conversion under the Notes and up to 5,833,334 shares of common stock issuable upon exercise of the Warrants, are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254278), which was declared effective by the SEC on March 22, 2021. The Purchase closed on December 14, 2021.

The Notes have an original issue discount of 10%, resulting in gross proceeds to the Company of $15,000,000. The Notes bear interest of 5% per annum and mature on June 14, 2023, unless earlier converted or redeemed, subject to the right of the Purchaser to extend the date under certain circumstances. The Company will make monthly payments on the first business day of each month commencing on the calendar month immediately following the sixth month anniversary of the issuance of the Notes through June 14, 2023, the maturity date, consisting of an amortizing portion of the principal of each Note equal to $1,388,888 and accrued and unpaid interest and late charges on the Notes. All amounts due under the Notes are convertible at any time, in whole or in part, at the holder’s option, into common stock at the initial conversion price of $2.00, which conversion price is subject to certain adjustments; provided, however, that the Notes have a maximum 9.99% equity blocker. If an event of default occurs, the holder may convert all, or any part, of the principal amount of a Note and all accrued and unpaid interest and late charge at an alternate conversion price, as described in the Notes. Subject to certain conditions, the Company has the right to redeem all, but not less than all, of the remaining principal amount of the Notes and all accrued and unpaid interest and late charges in cash at a price equal to 135% of the amount being redeemed.

The Warrants are exercisable at an exercise price of $2.00 per share and expire on the fourth year anniversary of December 14, 2021, the initial issuance date of the Warrants. Subject to the satisfaction of customary equity conditions, including the equity blocker and the Forced Exercise Limitation (hereinafter defined), at the Company’s option, the Company may force the exercise of the Warrants at any time the closing bid price of the Company’s common stock exceeds $5.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) for a period of 20 consecutive trading days. “Forced Exercise Limitation” means the lesser of (i) 35% of the quotient of (x) the sum of the aggregate trading volume (as reported on Bloomberg, LP) of shares of the Company’s common stock on the Nasdaq Capital Market over the three consecutive trading day period immediately prior to the applicable notice date, divided by (y) three or (ii) 20% of the aggregate trading volume (as reported on Bloomberg, LP) of shares of the Company’s common stock on the Nasdaq Capital Market as of the trading day immediately prior to the applicable notice date.

In connection with the Purchase, the Company and each of its direct and indirect U.S. subsidiaries (each, a “Grantor” and collectively, the “Grantors”) entered into a Security and Pledge Agreement (the “Security Agreement”) in favor of one of the Purchasers, as collateral agent. Pursuant to the terms of the Security Agreement, the Grantors granted to the collateral agent, for the ratable benefit of the collateral agent and the Note holders, a valid, enforceable, and perfected security interest in all personal property of each Grantor.

In addition, the Grantors entered into an Intellectual Property Security Agreement (the “Intellectual Property Security Agreement”) in favor of one of the Purchasers, as collateral agent. Pursuant to the terms of the Intellectual Property Security Agreement, the Grantors granted to the collateral agent, for the ratable benefit of the collateral agent and the Note holders, a lien on and security interest in, all of the Grantors’ rights, title and interest in, to and under certain intellectual property.

Healthnet Limited NPNs

On November 29, 2021, NHL was granted a Natural Product Number (NPN) by Health Canada for IoNovo Iodine, a proprietary pure aqueous iodine micronutrient delivered in an oral or nasal spray format for maximum impact and bioavailability. An NPN is a product license assessed and granted by Health Canada for Natural Health Products determined to be safe, effective, of high quality, and eligible for sale in Canada.

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On January 31, 2022, NHL, was granted an NPN by Health Canada for its IoNovo for Kids pure iodine oral spray branded product line.

LA Fitness Canada Amended and Restated License Agreement & Amended and Restated Guaranty

On December 15, 2021, NHL entered into an Amended and Restated Master Facility License Agreement (the “Amended and Restated Canada License Agreement”) with LAF Canada Company (“LA Fitness Canada”). The Amended and Restated Canada License Agreement had the effect of (i) removing NHL’s obligation to develop and open a certain number of facilities within certain designated time periods; and (ii) revising the default provisions such that certain defaults will result only in termination with respect to a specific facility, rather than of the license itself. As a result of the Amended and Restated Canada License Agreement, NHL may continue to develop and open additional facilities for business.

Pursuant to the terms of the Amended and Restated Canada License Agreement, the Company entered into that certain Guaranty Agreement (the “Canada Guaranty”) dated December 15, 2021 by and between the Company, Fitness International, LLC and LA Fitness Canada, pursuant to which the Company irrevocably guaranteed the full, unconditional, and prompt payment and performance of all of NHL’s obligations and liabilities under the Amended and Restated Canada License Agreement.

Stock Option Grant to Independent Directors

On February 23, 2022, the Company granted, pursuant to the Company’s 2021 Equity Incentive Plan, a stock option to purchase 93,955 shares of common stock at an exercise price of $1.33 to each of the Company’s independent directors, Alex Flesias, Robert Oliva and Michael Pope. Each stock option vests, and becomes exercisable, (i) with respect to 7,833 shares each month, beginning on the date of grant, until December 23, 2022, and (ii) with respect 7,832 shares on January 23, 2023. Each stock option expires on February 23, 2027. The stock option grants were previously approved by the Company’s Board of Directors on January 26, 2021 and are consistent with the letter agreements dated January 26, 2021, between the Company and Messrs. Flesias, Oliva and Pope.

Share Exchange Agreement to Acquire 50.1% of 12858461 Canada Corp.

On March 1, 2022, the Company and NHL completed a Share Exchange Agreement (the “1285 SEA”) with 12858461 Canada Corp. (“1285”), a Canada federal corporation in the business of providing clinic-based physiotherapy and related ancillary services and products, and Prashant A. Jani, a Canadian citizen and sole shareholder of 1285 (the “1285 Shareholder”) to acquire 50.1% ownership of 1285 for a purchase price of $68,000 (the “1285 Purchase Price”) paid with the issuance, by NHL to the 1285 Shareholder, of certain non-voting NHL Exchangeable Special Shares which can only be utilized for the purpose of exchange into an allotment of 17,000 restricted shares of the Company’s common stock (the “Parent 1285 SEA Shares”) at the determination of the 1285 Shareholder. The number of Parent 1285 SEA Shares was calculated by dividing the 1285 Purchase Price by $4.00 per share.

Asset Purchase Agreement with Poling Taddeo Hovius Physiotherapy Professional Corp., operating as Fairway Physiotherapy and Sports Injury Clinic

On March 1, 2022, the Company and NHL completed an Asset Purchase Agreement (the “PTHPC APA”) with Poling Taddeo Hovius Physiotherapy Professional Corp. (“PTHPC”), operating a clinic-based physiotherapy, rehabilitative, and related ancillary services and products business known as Fairway Physiotherapy and Sports Injury Clinic (“FAIR”), and Jason Taddeo, a Canadian citizen and the sole shareholder of PTHPC (the “PTHPC Shareholder”), Under the terms and conditions of the PTHPC APA, PTHPC agreed to sell, assign and transfer to NHL, free and clear of all encumbrances, other than permitted encumbrances, and NHL agreed to purchase from PTHPC all of PTHPC’s right, title and interest in and to all of its assets related to FAIR and the FAIR Business, with the exception of certain limited exclusions, and the rights, privileges, claims and properties of any kind whatsoever that are related thereto, whether owned or leased, real or personal, tangible or intangible, of every kind and description and wheresoever situated. Under the terms and conditions of the PTHPC APA, the purchase price is $627,000 (the “FAIR Purchase Price”) paid with the issuance, by NHL to the PTHPC Shareholder, of certain non-voting NHL Exchangeable Special Shares which can only be utilized for the purpose of exchange into an allotment of 156,750 restricted shares of the Company’s common stock (the “Parent PTHPC APA Shares”) at the determination of the PTHPC Shareholder. The number of Parent PTHPC APA Shares was calculated by dividing the FAIR Purchase Price by $4.00 per share.

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Membership Interest Purchase Agreement with Clinical Consultants International LLC

On March 17, 2022, the Company entered into a Membership Interest Purchase Agreement (the “CCI Agreement”) by and among the Company, Clinical Consultants International LLC (“CCI”), each of the members of CCI (the “Members”), and Dr. Joseph Chalil as the representative of the Members.

Pursuant to the terms of the CCI Agreement, the parties agreed to enter into a business combination transaction (the “CCI Acquisition”), pursuant to which, among other things, the Members will sell and assign to the Company all of their membership interests of CCI, in exchange for a total of 800,000 restricted shares of the Company’s common stock (the “Exchange Shares”). The Exchange Shares will be apportioned among the Members pro rata based on their respective membership interest ownership percentage of CCI. Following the closing of the CCI Acquisition (the “Closing”), the Company will own 100% of the issued and outstanding membership interests of CCI, and the Members or their designees will collectively own 800,000 restricted shares of the Company’s common stock.

Pursuant to the terms of the CCI Agreement, the Company agreed to (i) name, at the Closing, Dr. Chalil as the Chief Medical Officer of the Company and the President of Novomerica Healthcare Group, Inc., which is a wholly owned subsidiary of the Company, (ii) enter into an employment agreement with Dr. Chalil, and (iii) name Dr. Chalil to the Company’s Board of Directors.

The CCI Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including by either party if the conditions to Closing of an opposing party have not been satisfied or waived by the applicable party on or prior to April 15, 2022. The CCI Acquisition closed on April 5, 2022. See “—Closing of CCI Acquisition” below.

Restricted Stock Issuance for 2-year Independent Contractor Agreements

On March 18, 2022, the Company issued 50,000 restricted shares of common stock as consideration for an Independent Contractor Agreement.

On March 18, 2022, the Company issued 25,000 restricted shares of common stock as consideration for an Independent Contractor Agreement.

Closing of CCI Acquisition

On April 5, 2022, the CCI Acquisition closed. As a result, immediately after the Closing on April 5, 2022, the Company owned 100% of the issued and outstanding membership interests of CCI. On April 7, 2022, the Company issued an aggregate of 800,000 restricted shares of the Company’s common stock to the Members in connection with the CCI Acquisition and pursuant to the terms of the CCI Agreement.

Appointment of Dr. Chalil as the Company’s Chief Medical Officer and President of Novomerica Healthcare Group, Inc.

In connection with the closing of the CCI Acquisition and pursuant to the terms of the CCI Agreement, on April 5, 2022, the Company named Dr. Chalil as the Company’s Chief Medical Officer, and the President of Novomerica Healthcare Group, Inc., a wholly owned subsidiary of the Company formed for expansion of certain medically related business in the U.S. (“NHG”). Pursuant to the terms of the CCI Agreement, the Company expects to appoint Dr. Chalil as a member of the Company’s Board of Directors in the near future.

Chalil Employment Agreement

In connection with Dr. Chalil’s appointment as the Company’s Chief Medical Officer and NHG’s President, the Company entered into an executive agreement (the “Chalil Agreement”) with Dr. Chalil on April 5, 2022. Pursuant to the terms of the Chalil Agreement, the Company agreed to pay Dr. Chalil an annual base salary of $400,000. In addition, the Company agreed to pay Dr. Chalil an amount equal to 10% of the net income of CCI in excess of $450,000 for each calendar year during the term of the Chalil Agreement (the “Revenue Share Payment”).

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Dr. Chalil will also receive bonuses based on increases in the Company’s market cap valuation (“MCV”) from the date of the Chalil Agreement, with the following milestone bonus parameters:

(a)	For each and every $50 million Company MCV increase sustained for a period of not less than 30 days (the “50M Bonus Event”), Dr. Chalil will receive $250,000, or 0.5% of $50 million, in Company common stock. For the sake of clarity, Dr. Chalil will only be issued compensation based on $50 million MCV increments; there will be no compensation issued for anything above $50 million until the subsequent $50 million MCV milestone is achieved. This bonus will be capped at a Company MCV of $1 billion. The 50M Bonus Event stock will be issued as (i) 50% restricted shares within 30 days of the respective 50M Bonus Event or at a later date as requested by Dr. Chalil, and held as an allocation to Dr. Chalil, until the requisition date as provided in writing, by Dr. Chalil, to the Company, and (ii) 50% registered shares from the Company’s current active incentive plan within 30 days of the respective 50M Bonus Event.

(b)	Upon the Company sustaining a MCV of $2 billion for no less than 30 days (the “2B Bonus Event”), Dr. Chalil will receive $20 million, or 1% of $1 billion, in restricted shares of Company common stock. The 2B Bonus Event stock will be issued within 30 days of the 2B Bonus Event or at a later date as requested by Dr. Chalil, and held as an allocation to Dr. Chalil, until Dr. Chalil provides the Company with written instructions requesting the specific stock issuance date.

(c)	For each additional $1 billion MCV, beyond the 2B Bonus Event and commencing when the Company MCV reaches $3 billion sustained for no less than 30 days, Dr. Chalil will receive $10 million, or 1% of $1 billion, in restricted shares of the Company’s common stock. Dr. Chalil may choose to have this stock issued within 30 days of each additional $1 billion MCV event or at a later date as requested by Dr. Chalil, and held as an allocation to Dr. Chalil, until Dr. Chalil provides the Company with written instructions requesting the specific stock issuance date.

The Company may also issue to Dr. Chalil equity awards as determined by the Board of Directors.

The term of the Chalil Agreement ends on the earlier of (i) April 5, 2025, and (ii) the time of the termination of Dr. Chalil’s employment pursuant to the terms of the Chalil Agreement. The term of the Chalil Agreement will be automatically extended for one or more additional terms of one year each unless either party provided notice to the other party of their desire to not renew at least 30 days prior to expiration of the then-current term.

The Company may terminate the Chalil Agreement at any time for Cause (as defined in the Chalil Agreement) or without Cause, and Dr. Chalil may terminate the Chalil Agreement at any time with or without Good Reason (as defined in the Chalil Agreement. If the Company terminates the Chalil Agreement without Cause or Dr. Chalil terminates the Chalil Agreement with Good Reason, (i) the Company will pay to Dr. Chalil any base salary, bonuses, and benefits then owed or accrued, and any unreimbursed expenses incurred by Dr. Chalil in each case through the termination date; (ii) the Company will pay to Dr. Chalil, in one lump sum, an amount equal to the greater of (1) the base salary that would have been paid to Dr. Chalil for the remainder of the then-current term, and (2) the total base salary that would have been paid to Dr. Chalil for a one year period based on the base salary as of the date of termination, and the Revenue Share Payment for the calendar year in which such termination occurs; and (iii) any equity grant already made to Dr. Chalil will, to the extent not already vested, be deemed automatically vested.

Promissory Note Conversions

On December 14, 2021, the Company issued to certain accredited institutional investors senior secured convertible notes, which notes are convertible into shares of the Company’s common stock, under certain conditions. Between March 1, 2022 and April 11, 2022, an aggregate of $305,000 in principal of these notes and $889 in interest on these notes was converted, resulting in the issuance by the Company of an aggregate of 152,948 shares of common stock upon such conversions.

Execution of a Memorandum of Understanding with Boditech MeD

On March 29, 2022, the Company executed memorandum of understanding with Boditech Med, a global point-of-care testing leader (“Boditech”), for a marketing and distribution partnership for the launch and deployment of Boditech’s in-vitro diagnostic solutions and technology in North America.

Corporate Information

Novo Integrated Sciences, Inc. (“Novo Integrated”) was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, the Company was re-domiciled to the State of Nevada. Effective July 12, 2017, the Company’s name was changed to Novo Integrated Sciences, Inc. On February 23, 2021, our shares of Common Stock began trading on the Nasdaq Capital Market under the symbol, “NVOS.” Our principal office is located at 11120 NE 2nd Street, Suite 100, Bellevue, Washington 98004 and our phone number is (206) 617-9797. Our corporate website address is www.novointegrated.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus.

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RISK FACTORS

Investing in the securities involves substantial risks. Before purchasing any of the securities, you should carefully consider and evaluate the risk factors below and all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended August 31, 2021, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. The risks and uncertainties that we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. The occurrence of any of these risks could materially and adversely impact our business, cash flows, condition (financial or otherwise), liquidity, prospects and/or results of operations. Please also refer to the section above entitled “Special Note Regarding Forward-Looking Statements” and the section below entitled “Where You Can Find More Information.”

Our common stock may be delisted from The Nasdaq Capital Market if we cannot maintain compliance with Nasdaq’s continued listing requirements.

Our common stock is listed on the Nasdaq Capital Market. There are a number of continued listing requirements that we must satisfy in order to maintain our listing on the Nasdaq Capital Market.

We cannot assure you our securities will meet the continued listing requirements to be listed on Nasdaq in the future. If Nasdaq delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If we fail to maintain compliance with all applicable continued listing requirements for the Nasdaq Capital Market and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay debt and fund our operations.

If our common stock is delisted from the Nasdaq and the price of our common stock remains below $5.00 per share, our common stock would come within the definition of “penny stock”.

Transactions in securities that are traded in the United States that are not traded on Nasdaq or on other securities exchange by companies, with net tangible assets of $5,000,000 or less and a market price per share of less than $5.00, may be subject to the “penny stock” rules. The market price of our common stock is currently less than $5.00 per share. If our common stock is delisted from the Nasdaq and the price of our common stock remains below $5.00 per share and our net tangible assets remain $5,000,000 or less, our common stock would come within the definition of “penny stock”.

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Under these penny stock rules, broker-dealers that recommend such securities to persons other than institutional accredited investors:

●	must make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to a transaction prior to sale;

●	provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, if our common stock is at such time subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in these shares in the United States may be significantly limited. Accordingly, the market price of the shares may be depressed, and investors may find it more difficult to sell the shares.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the Nasdaq Capital Market. Although an active trading market has developed for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

USE OF PROCEEDS

We are registering these shares for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered by this prospectus. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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●	through brokers, dealers or underwriters that may act solely as agents;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of disposition; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Each Selling Stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. If the Company is notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock , the Company will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (“FINRA”) or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being sold.

The Company has advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

The Company has agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, or (b) the date on which the shares of common stock covered by this prospectus may be sold or transferred by non-affiliates without any volume limitations or pursuant to Rule 144 of the Securities Act.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow Jefferson Street Capital, LLC and Platinum Point Capital, LLC, as selling stockholders, to offer for resale, from time to time, up to 223,880 shares of our common stock issuable to the selling stockholders upon exercise of certain warrants currently held by the respective selling stockholders.

On November 17, 2021, the Company entered into a securities purchase agreement with each of the selling stockholders, which are institutional and accredited investors (the “Purchase Agreements”), whereby, among other things, the Company issued and sold warrants (the “warrants”) exercisable for an aggregate of up to 223,880 shares of common stock (the “shares”) and an exercise price of $3.35 per share. The 111,940 warrants issued to Jefferson Street Capital, LLC expire on November 17, 2024 and the warrants issued to 111,940 Platinum Point Capital, LLC expire on November 17, 2024.

The warrants and the shares of common stock issuable thereunder were sold and issued without registration under the Securities Act of 1933, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors.

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The selling stockholders listed in the table below may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of such shares that each such selling stockholder may offer pursuant to this prospectus. Applicable percentages are based on 29,925,613 shares of common stock outstanding on April 15, 2022.

We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

			Shares beneficially owned after this Offering(2)
Selling Stockholders(1)	Number of Shares beneficially owned through April 15, 2022	Number of Shares Underlying Warrants that may be sold in this Offering	Number of Shares	Percentage of total outstanding common stock
Jefferson Street Capital, LLC(3)	1,391,790	111,940	1,279,850	4.3%
Platinum Point Capital, LLC(4)	1,391,790	111,940	1,279,850	4.3%

(1)	If required, information about other selling stockholders, except for any future transferees, pledgees, donees or successors of the Selling Stockholder named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.
(2)	Assumes all shares offered by the selling stockholders hereby are sold and that the selling stockholders buys or sells no additional shares of common stock prior to the completion of this offering.
(3)	Consists of 111,940 shares of common stock issuable upon the exercise of Warrants held by the selling stockholder. The selling stockholder will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of shares of common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding. The selling stockholder also holds a convertible promissory note issued by Terragenx Inc. on November 17, 2021, in the principal amount of $937,500.00, which is convertible into approximately 279,850 shares of the Company’s common stock at a conversion price of $3.35 per share, which convertible note is subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such convertible note will not have the right to convert any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding. Additionally, on November 17, 2021, the Company issued to the selling stockholder, 1,000,000 restricted shares of Company common stock, as collateral on the note, which is being held by an escrow agent and subject to return to the Company upon full payment of the note. Brian Goldberg, as Managing Member of Jefferson Street Capital, LLC, has voting control and investment discretion over the securities held by Jefferson Street Capital, LLC. The address of Jefferson Street Capital, LLC is 720 Monroe Street, C401B, Hoboken, NJ 07030.

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(4)	Consists of 111,940 shares of common stock issuable upon the exercise of Warrants held by the selling stockholder. The selling stockholder will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of shares of common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding. The selling stockholder also holds a convertible promissory note issued by Terragenx Inc. on November 17, 2021, in the principal amount of $937,500.00, which is convertible into approximately 279,850 shares of the Company’s common stock at a conversion price of $3.35 per share, which convertible note is subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such convertible note will not have the right to convert any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99%, as applicable), of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, provided that upon at least 61 days’ prior notice to us, such holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding. Additionally, on November 17, 2021, the Company issued to the selling stockholder, 1,000,000 restricted shares of Company common stock, as collateral on the note, which is being held by an escrow agent and subject to return to the Company upon full payment of the note. Brian Freifeld, Managing Member and President of Platinum Point Capital, LLC, has voting control and investment discretion over the securities held by Platinum Point Capital, LLC. The address of Platinum Point Capital, LLC is 211 East 43rd Street, Suite 626, New York, NY 10017.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended (the “Amended and Restated Articles of Incorporation”) and our Bylaws (the “Bylaws”) which are filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read our Amended and Restated Articles of Incorporation, our Bylaws and the applicable provisions of the Nevada Revised Statutes (“NRS”) for additional information.

As of April 15, 2022, we are authorized to issue up to 499,000,000 shares of common stock, par value of $0.001 per share. As of April 15, 2022, there were 29,925,613 shares of common stock issued and outstanding, held by 527 active holders of record. The authorized and unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our common stock may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of either our common stock.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

Holders of the Company’s common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

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Anti-Takeover Effects of Various Provisions of Nevada Law and our Articles of Incorporation

Provisions of the NRS and our Amended and Restated Articles of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting bloc in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Prohibition on Cumulative Voting. Our Amended and Restated Articles of Incorporation prohibit cumulative voting in the election of directors.

Removal of Directors. Our Amended and Restated Articles of Incorporation provide that any director may be removed from office only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote.

Vacancies on the Board. Our Amended and Restated Articles of Incorporation provide that newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board resulting from death, resignation, removal, or other causes, shall be filled solely by the quorum of the Board.

Bylaws. Our Bylaws authorize the board of directors to amend the bylaws by a majority vote of the Board.

Calling of Special Meetings of Stockholders. Our Amended and Restated Articles of Incorporation provides that a special meeting of the stockholders of the Company for any purpose or purposes may be called at any time by the President or the Secretary of the Company by resolution of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock issued and outstanding and entitled to vote.

Authorized but Unissued Shares. Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Interested Stockholder Statute. We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes (“NRS”) Sections 78.411 through 78.444) which prohibits an “interested stockholder” from entering into a “combination” with us, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of our capital stock entitled to vote. We have, however, elected in our Amended and Restated Articles of Incorporation to not be governed by the provisions of NRS Sections 78.411 through 78.444.

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Limitations on Liability and Indemnification of Officers and Directors. NRS limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Articles of Incorporation include provisions that require us to indemnify, to the fullest extent allowable under the NRS, our directors or officers against monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Amended and Restated Articles of Incorporation also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the NRS. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions under the NRS and in our Amended and Restated Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws.

Transfer Agent

Pacific Stock Transfer Company (“Transfer Agent”) is our transfer agent and registrar.

The Transfer Agent’s address is at 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Anthony L.G., PLLC, West Palm Beach, Florida.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the years ended August 31, 2021 and 2020 have been so incorporated in reliance on the report of SRCO Professional Corporation, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the company. Our articles of incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, lawsuit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. Statements in this prospectus concerning any document we have filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a website that contains reports, proxy and information statements and other information that we file electronically with the SEC, including us. The SEC’s website can be found at http://www.sec.gov. In addition, we make available on or through our website copies of these reports as soon as reasonably practicable after we electronically file or furnished them to the SEC. Our website can be found at http://www.novointegrated.com. The content contained in, or that can be accessed through, our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we have filed and will file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be an integral part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended August 31, 2021, filed with the SEC on December 14, 2021;

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2021 and February 28, 2022 filed with the SEC on January 18, 2022 and April 13, 2022;

●	our Current Reports on Form 8-K filed with the SEC on November 13, 2020, November 30, 2020, December 21, 2020, January 28, 2021, February 1, 2021, February 16, 2021, February 22, 2021, April 15, 2021, April 22, 2021, May 6, 2021, May 17, 2021, May 26, 2021, June 3, 2021, June 21, 2021, June 29, 2021, July 7, 2021, July 14, 2021, August 18, 2021, September 23, 2021, September 30, 2021, October 14, 2021, October 28, 2021, November 24, 2021, December 14, 2021, December 15, 2021, December 23, 2021, January 14, 2022, January 18, 2022, February 18, 2022, February 24, 2022, March 8, 2022, March 23, 2022, March 24, 2022, March 29, 2022, and April 7, 2022 and Form 8-K/A filed with the SEC on September 8, 2021.

●	the description of our common stock which is included in our Form 8-A12B filed with the SEC on February 19, 2021, including any amendment or report filed for the purpose of updating that description; and

●	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities covered by this prospectus and any accompanying prospectus supplement.

Notwithstanding the foregoing, information and documents that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.

You may access these filings on our website at www.novointegrated.com. The information on our website is not incorporated by reference and is not considered part of this prospectus. Also, upon written or oral request, at no cost we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Inquiries should be directed to:

Novo Integrated Sciences, Inc.

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

(206) 617-9797

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following are the estimated expenses of the distribution of the shares registered hereunder on Form S-3. None of the expenses listed below are to be borne by any of the Selling Stockholder named in the prospectus that forms a part of this registration statement.

AMOUNT
SEC Registration Fee	$69.53
Legal Fees and Expenses	$15,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous Expenses	$-
Total	$20,069.53

The amounts set forth above, except for the SEC Registration Fee, are estimated.

Item 15. Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation, as amended, provide for the indemnification of our officers and directors to the fullest extent permitted by the laws of the State of Nevada and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Our Amended and Restated Articles of Incorporation, as amended, provide that none of our directors or officers shall be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the unlawful payment of dividends. Limitations on liability provided for in our Amended and Restated Articles of Incorporation, as amended, do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Amended and Restated Articles of Incorporation, as amended, may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our shareholders.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the articles of incorporation, as amended, and amended and restated bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

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At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16. Exhibits.

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit No.	Exhibit Description
3.1	Amended and Restated Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 5, 2017).

3.2	Certificate of Amendment filed by the registrant with the Nevada Secretary of State on November 9, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 30, 2020).

3.3	Termination of Amendment filed by the registrant with the Nevada Secretary of State on November 23, 2020 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on November 30, 2020).

3.4	Certificate of Amendment filed by the registrant with the Nevada Secretary of State on November 23, 2020 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on November 30, 2020).

3.5	Termination of Amendment filed by the registrant with the Nevada Secretary of State on December 4, 2020 (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K filed with the Commission on December 9, 2020).

3.6	Certificate of Amendment filed by the registrant with the Nevada Secretary of State on December 4, 2020 (incorporated by reference to Exhibit 3.6 to the Company’s Annual Report on Form 10-K filed with the Commission on December 9, 2020).

3.7	Bylaws of registrant dated February 15, 2008 (incorporated by reference to Exhibit 3.10 to the Company’s Annual Report on Form 10-K filed with the Commission on March 7, 2017).

4.1	Guaranty Agreement dated September 24, 2019 by and between the registrant, Fitness International, LLC and Fitness & Sports Clubs, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on September 30, 2019).

4.2	Guaranty Agreement dated September 24, 2019 by and between the registrant and LAF Canada Company (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on September 30, 2019).

4.3	Guaranty Agreement dated December 1, 2021 by and between the registrant and LAF Canada Company (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-Q filed with the Commission on January 18, 2022).

4.4	Form of Warrant (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the Commission on April 9, 2021).

4.5	Form of Warrant (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed with the Commission on December 15, 2021).

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5.1*	Opinion of Anthony L.G., PLLC

10.1†	Employment Agreement, entered into on July 12, 2017 and effective July 1, 2017, between the registrant and Christopher David (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 18, 2017).

10.2†	2015 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s registration statement on Form S-8 filed with the Commission on September 8, 2015).

10.3	Share Exchange Agreement dated April 25, 2017 by and between Turbine Truck Engines, Inc., Novo Healthnet Limited, ALMC-ASAP Holdings Inc., Michael Gaynor Family Trust, 1218814 Ontario Inc. and Michael Gaynor Physiotherapy Professional Corp. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2017).

10.4	Amendment No. 1 to Share Exchange Agreement dated as of May 3, 2017 by and between Turbine Truck Engines, Inc., Novo Healthnet Limited, ALMC-ASAP Holdings Inc., Michael Gaynor Family Trust, 1218814 Ontario Inc. and Michael Gaynor Physiotherapy Professional Corp. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 9, 2017).

10.5†	Option to Purchase Common Stock, dated July 12, 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on July 18, 2017).

10.6†	Employment Agreement entered into on December 29, 2017 and effective January 1, 2018, between the registrant and Christopher David (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 3, 2018).

10.7†	Option to Purchase Common Stock dated December 29, 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on January 3, 2018).

10.8†	Novo Integrated Sciences, Inc. 2018 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 22, 2018).

10.9†	Amendment to Option #21 of Christopher David dated as of April 20, 2018 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on April 24, 2018).

10.10†	Amendment to Option #23 of Christopher David dated as of April 20, 2018 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on April 24, 2018).

10.11†	Amendment to Option #24 of Christopher David dated as of April 20, 2018 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on April 24, 2018).

10.12†	Amendment No. 1 to Employment Agreement dated July 27, 2018 by and between the registrant and Christopher David (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 27, 2018).

10.13†	Employment Agreement, entered into on November 30, 2018 and effective December 1, 2018, between Christopher David and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2018).

10.14	Agreement of Transfer and Assignment dated January 8, 2019 by and between the registrant and 2478659 Ontario Ltd. (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on January 11, 2019).

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10.15	Software License Agreement dated February 26, 2019 by and among Novo Integrated Sciences, Inc., Novo Healthnet Limited and Cloud DX Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 5, 2019).

10.16	First Amendment to Cloud DX Perpetual Software License Agreement dated March 6, 2020 and entered into on March 9, 2020 by and among the registrant, Novo Healthnet Limited and Cloud DX Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 12, 2020).

10.17	Proposal for Joint Venture dated September 11, 2019 between the registrant and Harvest Gold Farms, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 17, 2019).

10.18	Master Facility License Agreement dated September 24, 2019 by and between Novomerica Health Group Inc., Fitness International, LLC, and Fitness & Sports Clubs, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 30, 2019).

10.19	Amendment to Master Facility License Agreement, entered into as of February 4, 2020, by and between Fitness International, LLC and Novomerica Health Group, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 10, 2020).

10.20	Master Facility License Agreement dated September 24, 2019 by and between Novo Healthnet Limited, Inc. and LAF Canada Company (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on September 30, 2019).

10.21	First Amendment to Master Facility License Agreement, entered into as of February 4, 2020, by and between LAF Canada Company and Novo Health Limited, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 10, 2020).

10.22†	Employment Agreement dated August 6, 2020 between the registrant and Christopher David (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 12, 2020).

10.23†	Option Agreement #32 of Christopher David dated August 6, 2020. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on August 12, 2020).

10.24†	Novo Integrated Sciences, Inc. 2018 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 22, 2018).

10.25†	Novo Integrated Sciences, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 16, 2021).

10.26	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 9, 2021).

10.27	Placement Agency Agreement between the Company and Maxim Group LLC, dated April 9, 2021 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 9, 2021).

10.28	Share Exchange Agreement, dated as of May 11, 2021, by and among the Company, Pro-Dip, LLC, Peter St. Lawrence and George St. Lawrence (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 17, 2021).

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10.29	Share Exchange Agreement, dated as of May 28, 2021, by and among the Company, Novo Healthnet Limited, Acenzia Inc., Ambour Holdings Inc., Avec8 Holdings Inc., Indrajit Sinha, Grant Bourdeau and Derrick Bourdeau (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 3, 2021).

10.30†	Executive Agreement, dated June 18, 2021, by and between the registrant and GPE Global Holdings Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 21, 2021).

10.31†	Employment Agreement, dated June 18, 2021, by and between the registrant and Christopher David (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 21, 2021).

10.32	Amendment No. 1 to Share Exchange Agreement entered into and effective as of September 22, 2021, by and between the registrant, Novo Healthnet Limited, Acenzia Inc., Avec8 Holdings Inc., Ambour Holdings Inc., Indrajit Sinha, Grant Bourdeau, and Derrick Bourdeau (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 23, 2021).

10.33	Amendment No. 2 to Share Exchange Agreement entered into and effective as of October 7, 2021, by and between the registrant, Novo Healthnet Limited, Acenzia Inc., Avec8 Holdings Inc., Ambour Holdings Inc., Indrajit Sinha, Grant Bourdeau, and Derrick Bourdeau (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 14, 2021).

10.34	Amendment No. 3 to Share Exchange Agreement entered into and effective as of October 22, 2021, by and between the registrant, Novo Healthnet Limited, Acenzia Inc., Avec8 Holdings Inc., Ambour Holdings Inc., Indrajit Sinha, Grant Bourdeau, and Derrick Bourdeau (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 28, 2021).

10.35	Letter Agreement dated November 2, 2021 by and between Novo Healthnet Limited and Healthnet Assessments Inc. (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K filed with the Commission on December 14, 2021).

10.36	Letter Agreement dated November 2, 2021 by and between Novo Healthnet Limited and ICC Healthnet Canada Inc. (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K filed with the Commission on December 14, 2021).

10.37	Letter Agreement dated November 2, 2021 by and between Novo Healthnet Limited and Peak Health LTC Inc. (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K filed with the Commission on December 14, 2021).

10.38	Letter Agreement dated November 2, 2021 by and between Novo Healthnet Limited and Michael Gaynor Physiotherapy Professional Corporation (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K filed with the Commission on December 14, 2021).

10.39	Letter Agreement dated November 2, 2021 by and between Novo Healthnet Limited and Peak Health LTC Inc. (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K filed with the Commission on December 14, 2021).

10.40	Share Exchange Agreement, dated as of November 17, 2021, by and among the registrant, Novo Healthnet Limited, Terragenx Inc., TMS Inc., Shawn Mullins, Claude Fournier, and The Coles Optimum Health and Vitality Trust (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2021).

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10.41	Asset Purchase Agreement, dated as of November 17, 2021, by and between the registrant and Terence Mullins (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2021).

10.42	Securities Purchase Agreement, dated as of November 17, 2021, by and among the registrant, Terragenx Inc. and Jefferson Street Capital LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2021).

10.43	Secured Convertible Promissory Note, dated November 17, 2021, issued by Terragenx Inc. in favor of Jefferson Street Capital, LLC (registrant as guarantor) (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2021).

10.44	Common Stock Purchase Warrant dated November 17, 2021 (Jefferson Street Capital, LLC as holder) (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2021).

10.45	Securities Purchase Agreement, dated as of November 17, 2021, by and among the registrant, Terragenx Inc. and Platinum Point Capital LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2021).

10.46	Secured Convertible Promissory Note, dated November 17, 2021, issued by Terragenx Inc. in favor of Platinum Point Capital, LLC (registrant as guarantor) (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2021).

10.47	Common Stock Purchase Warrant dated November 17, 2021 (Platinum Point Capital, LLC as holder) (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2021).

10.48	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 15, 2021)

10.49	Form of Note (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Commission on December 15, 2021)

10.50	Form of Security and Pledge Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Commission on December 15, 2021)

10.51	Form of Intellectual Property Security Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the Commission on December 15, 2021)

10.52	Form of Placement Agency Agreement (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the Commission on December 15, 2021)

10.53	Amended and Restated Master Facility License Agreement, dated as of December 1, 2021, by and between LAF Canada Company and Novo Healthnet Limited (incorporated by reference to Exhibit 10.17 of the Company’s Annual Report on form 10-Q filed with the Commission on January 18, 2022).

10.54	Membership Interest Purchase Agreement dated as of March 17, 2022, by and among Novo Integrated Sciences, Inc., Clinical Consultants International LLC, each of the members of CCI and Dr. Joseph Chalil as representative of the members (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Commission on March 23, 2022).

10.55†	Executive Employment Agreement dated as of April 5, 2022 by and between the registrant and Dr. Joseph Mathew Chalil (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on April 7, 2022).

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23.1*	Consent of SRCO Professional Corporation, Independent Registered Public Accounting Firm.

23.3*	Consent of Anthony L.G., PLLC (incorporated in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

99.1	Compensation Committee Charter (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 6, 2021).

99.2	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 6, 2021).

107*	Filing Fee Table

†	Management contract, compensation plan or arrangement.
*	Filed herewith.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 193, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bellevue, State of Washington on April 18, 2022.

Novo Integrated Sciences, Inc.

By:	/s/ Robert Mattacchione
Robert Mattacchione,
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Robert Mattacchione, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities on April 18, 2022.

Name	Title

/s/ Robert Mattacchione	Chairman of the Board and Chief Executive Officer
Robert Mattacchione	(Principal Executive Officer)

/s/ James Zsebok	Principal Financial Officer
James Zsebok	(Principal Financial Officer and Principal Accounting Officer)

/s/ Pierre Dalcourt	Director
Pierre Dalcourt

/s/ Christopher David	President, Chief Operating Officer and Director
Christopher David

/s/ Alex Flesias	Director
Alex Flesias

/s/ Michael Gaynor	Director
Michael Gaynor

/s/ Robert Oliva	Director
Robert Oliva

/s/ Michael Pope	Director
Michael Pope

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